UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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SM&A

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Open Letter to SM&A Stockholders
on Preserving Good Corporate Governance
Shareholders Urged to Re-Elect Company’s Nominees
May 2, 2008
Dear Fellow Stockholders:
          As you consider the upcoming May 23 shareholder vote, we thought it would be helpful to give you some perspective on the philosophy and objectives of your Board.
          Our Board has an unwavering commitment to continue to enhance our governance practices and policies to ensure the best and most comprehensive stockholder representation at the Board level, and we embrace this critical objective so prevalent in corporate America today. Our stockholders rightfully demand superior representation of their interests. That includes having truly independent directors, highly qualified audit, compensation and corporate governance committees, open disclosure of policies, linking pay to performance and a myriad of other sound practices that ensure the best and most unbiased oversight and stewardship at the top.
          In addition, through board education programs, we ensure that our Board members are current with the requisite “best practice” policies and have the experience and knowledge to provide oversight that results in sound and robust policies and processes. It is with this backdrop that we urge you to support our nominees and to reject the dissident slate. Let me be clear: We are not at all opposed to giving serious consideration to qualified candidates who have the experience, business acumen or expertise that may be able to add value to SM&A. In this case, however, we are hard pressed to identify any such attributes.
          When it comes to our leadership team, we impose high standards and are demanding of each member – from our fellow directors to the CEO and others down the line. We have always held them accountable for the rise and fall of the business, and will continue to do so. We expect quality performance and acceptable returns for our stockholders, and are willing to make changes when necessary and appropriate; which we have recently demonstrated. Today, unlike in the past, a modicum of business knowledge and experience, coupled with a casual association with the CEO, is grossly inadequate to fulfill the increasing demands of directors and committee chairs of public companies. We believe when you analyze the four Myers’ nominees, you will also conclude that they simply cannot fill the shoes of your current Board members.

          The current slate of nominees your Board is recommending you re-elect not only understands the demands and requirements of stockholder representation but also has the experience and have demonstrated their commitment to insuring ALL stockholders are fully represented
          Former CEO Steven Myers wants to replace them with himself and his hand-picked slate made up of Kenneth Colbaugh, Albert Nagy and Redge Bendheim. Let’s be clear: this is a transparent, de facto takeover attempt by four friends, whose ties to each other will make them anything but independent and whose experience and track record in guiding a public company through the demands expected by our stockholders today is severely limited and unacceptable to the remaining Board members and Company leadership.
          For the last nine months our Board has worked with our new management team to address the problems of the past and at the same time build for the future. We firmly believe we have positioned the Company for revenue growth through the strategies we are implementing and believe we have a sound operating plan currently in place, which has already resulted in increasing earnings from our operations, before non-operational charges.
          Much of the credit goes to four highly qualified, independent and independent-thinking directors—William Bowes, Joseph Reagan, Robert Untracht and John Senbit—who are all dedicated not only to the very best in corporate governance, but to tirelessly watching out for your interests as stockholders.
          Since Myers and his slate are running on their record of the past, we believe it is only fair that you have a chance to evaluate them with the information below. As we have repeatedly stated, we are confident that when you review their records that you will agree that our path to the future does not involve a detour into the past.

Steven Myers
          Myers would have you believe that he can do a better job managing the finances of SM&A than current management, but ask yourself – how can he say that when history shows otherwise?
•	With one of his current nominees as chairman of the compensation committee, Myers earned annual compensation of $1 million that was criticized by industry observers as disproportionate and excessive. According to a report by Sidoti & Co., “Mr. Myers, as CEO of one of the smallest companies in our IT Services covered universe, was paid more than almost every other CEO in the group.”

•	During the period in which he headed SM&A as a public company, Myers spent nearly $1.1 million of shareholder money so he could travel on private jets provided by an aviation company in which he was the owner.

•	While Myers professes to be interested in the Company’s long-term value and touts his stock holdings, he continues to dispose of shares even in a down market and at low prices. He appears to be a short-term player who is selling, not buying.

•	Myers idea of efficient cash deployment apparently includes four failed acquisitions, $90 million in losses and a public company which was de-listed after 36 months of the initial public offering. SM&A’s record during his tenure does not demonstrate effective cost management.

•	Myers track record clearly demonstrates a continual loss of talent and intellectual property during his leadership which has directly resulted in the development of at least five competing firms today.
Kenneth Colbaugh
          Myers would have you believe Colbaugh and other members of his slate provide “credibility,” but ask yourself – do the following facts support that contention?
•	As COO under Myers, Colbaugh helped take the company public in January 1998. Nine months later guidance was substantially missed, laying the groundwork for a severe plunge in the share price of SM&A’s stock, which eventually traded as low as 62 cents a share a mere 36 months later.

•	Thirteen months after the IPO and telling SM&A’s new stockholders the benefit of investing in SM&A, Colbaugh resigned and formed a competitor that raided executives from the Company. One result: a costly lawsuit SM&A filed to protect its trade secrets.

•	Except for his brief term on the SM&A Board, Colbaugh has not served on the board of directors of a public company and has no relevant or current experience or effective oversight.

Albert Nagy
          Myers would have you believe Nagy is deserving of a seat on your Board, but ask yourself – is there any benefit from a conflicted and inexperienced candidate?
•	Nagy served as head of the compensation committee when Myers was drawing $1 million in compensation and spending shareholder money to travel on jets through a company he owned.

•	As head of the compensation committee, Nagy enjoyed lucrative consulting agreements with SM&A.

•	Nagy is not currently serving as a director at a publicly traded U.S. company and Myers in fact replaced him with one of the independent board members Myers wishes to unseat today. Why the change of heart?
Redge Bendheim
          Myers would have you believe Bendheim has the experience to serve on your Board,” but ask yourself – with these qualifications, what can he do for you?
•	Bendheim, from reading Myers’ proxy materials, has no experience serving on the board of a publicly traded company and, as a retired tax partner, has no relevant or current experience in public company governance, audit requirements or Sarbanes-Oxley requirements.

•	There is no evidence Bendheim has the kind of audit or internal controls experience at a publicly traded company that an audit committee member requires.

WE URGE YOU TO VOTE THE WHITE CARD TODAY AND SEND A STRONG MESSAGE TO MYERS THAT THE SM&A
STOCKHOLDERS WILL NOT STAND FOR BOARD DETERIORATION.
Sincerely,
/s/ Dwight Hanger
YOUR VOTE IS IMPORTANT — SIGN, DATE AND
RETURN THE WHITE PROXY CARD TODAY
          The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
          Please discard and do not sign any gold proxy cards sent to you by Myers
          We urge you sign, date and return the enclosed WHITE Proxy Card today or to vote by telephone or internet by following the directions on your card.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296

SOURCE: SM&A